Exhibit 10.5
EXECUTION COPY
Opening Transaction

To:	Horizon Lines, Inc. 4064 Colony Road, Suite 200 Charlotte, North Carolina 28211

From:	Wachovia Capital Markets, LLC, solely as agent of Wachovia Bank, National Association

Re:	Convertible Bond Hedge Transaction

Date:	August 1, 2007
Dear Sir(s):
          The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the above-referenced transaction entered into on the Trade Date specified below (the “Transaction”) between Wachovia Capital Markets, LLC (“Agent”), solely as agent of Wachovia Bank, National Association (“Dealer”) and Horizon Lines, Inc. (“Counterparty”). This communication constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.
          1. This Confirmation is subject to, and incorporates, the definitions and provisions of the 2000 ISDA Definitions (including the Annex thereto) (the “2000 Definitions”) and the definitions and provisions of the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”, and together with the 2000 Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”). In the event of any inconsistency between the 2000 Definitions and the Equity Definitions, the Equity Definitions will govern. Certain defined terms used herein have the meanings assigned to them in the First Supplemental Indenture to be dated as of August 8, 2007 between Counterparty and Bank of New York Trust Company, N.A., as trustee (the “Indenture”) relating to the USD 300,000,000 principal amount of 4.25% convertible senior notes due 2012 (the “Convertible Notes”). In the event of any inconsistency between the terms defined in the Indenture and this Confirmation, this Confirmation shall govern. For the avoidance of doubt, (i) the Transaction shall be the only transaction under the Agreement and (ii) references herein to sections of the Indenture are based on the draft of the Indenture most recently reviewed by the parties at the time of execution of this Confirmation. If any relevant sections of the Indenture are changed, added or renumbered between the execution of this Confirmation and the execution of the Indenture, the parties will amend this Confirmation in good faith to preserve the economic intent of the parties. The parties further acknowledge that references to the Indenture herein are references to the Indenture as in effect on the date of its execution and if the Indenture is amended following its execution, any such amendment will be disregarded for purposes of this Confirmation unless the parties agree otherwise in writing. The Transaction is subject to early unwind if the closing of the Convertible Notes is not consummated for any reason, as set forth below in Section 8(k).
          Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.
          This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the 1992 ISDA Master Agreement (Multicurrency—Cross

Border) as if Dealer and Counterparty had executed an agreement in such form on the date hereof (but without any Schedule except for (i) the election of Loss and Second Method, New York law (without regard to the conflicts of law principles) as the governing law and US Dollars (“USD”) as the Termination Currency, (ii) the election that the “Cross Default” provisions of Section 5(a)(vi) shall apply to Counterparty with a “Threshold Amount” of USD 15 million) and (iii) the amendment of Section 5(a)(vi) to delete the words “or becoming capable at such time of being declared,”.
          All provisions contained in, or incorporated by reference to, the Agreement will govern this Confirmation except as expressly modified herein. In the event of any inconsistency between this Confirmation and either the Definitions or the Agreement, this Confirmation shall govern.
          2. The Transaction constitutes a Share Option Transaction for purposes of the Equity Definitions. The terms of the particular Transaction to which this Confirmation relates are as follows:
General Terms:

Trade Date:	August 1, 2007

Effective Date:	August 8, 2007

Option Style:	Modified American, as described under "Procedures for Exercise" below.

Option Type:	Call

Seller:	Dealer

Buyer:	Counterparty

Shares:	The Common Stock of Counterparty, par value USD0.01 per share (Ticker Symbol: “HRZ”).

Number of Options:	The number of Convertible Notes in denominations of USD1,000 principal amount issued by Counterparty on the closing date for the initial issuance of the Convertible Notes; provided that the Number of Options shall be automatically increased as of the date of exercise by Goldman, Sachs & Co., as representative of the Initial Purchasers (as defined in the Purchase Agreement), of their option pursuant to Section 2 of the Purchase Agreement dated as of August 1, 2007 between Counterparty and Goldman, Sachs & Co., as representative of the Initial Purchasers party thereto (the “Purchase Agreement”) by the number of Convertible Notes in denominations of USD1,000 principal amount issued pursuant to such exercise (such Convertible Notes, the “Additional Convertible Notes”). For the avoidance of doubt, the Number of Options outstanding shall be reduced by each exercise of Options hereunder.

Option Entitlement:	As of any date, a number of Shares per Option equal to the “Applicable Conversion Rate” (as defined in the Indenture, but without regard to any adjustments to the Applicable Conversion Rate pursuant to Section 12.05(h) of the Indenture) as of such date.

Strike Price:	As of any date, an amount in USD, rounded to the nearest cent (with 0.5 cents being rounded upwards),

equal to USD1,000 divided by the Option Entitlement as of such date.

Number of Shares:	The product of the Number of Options, the Option Entitlement and the Applicable Percentage.

Applicable Percentage:	30%

Premium:	USD $14,329,350.00 (Premium per Option USD $47.7645); provided that if the Number of Options is increased pursuant to the proviso to the definition of “Number of Options” above, an additional Premium equal to the product of the number of Options by which the Number of Options is so increased and the Premium per Option shall be paid on the Additional Premium Payment Date.

Premium Payment Date:	The Effective Date

Additional Premium Payment Date:	The closing date for the purchase and sale of the Additional Convertible Notes.

Exchange:	New York Stock Exchange

Related Exchange:	All Exchanges
Procedures for Exercise:

Exercise Date:	Each Conversion Date.

Conversion Date:	Each “Conversion Date” (as defined in the Indenture) occurring during the Exercise Period for Convertible Notes (such Convertible Notes, each in denominations of USD1,000 principal amount, the “Relevant Convertible Notes” for such Conversion Date). For the avoidance of doubt, if a “Conversion Notice” (as defined in the Indenture) is retracted for any Convertible Notes pursuant to the terms of the Indenture, a Conversion Date shall not have occurred with respect to such Convertible Notes, and such Convertible Notes shall not constitute Relevant Convertible Notes for such Conversion Date, subject to the last sentence of “Notice of Exercise” below.

Exercise Period:	The period from and excluding the Trade Date to and including the Expiration Date.

Expiration Date:	The earlier of (i) the last day on which any Convertible Notes remain outstanding and (ii) the fourth “Scheduled Trading Day” (as defined in the Indenture) immediately preceding the “Maturity Date” (as defined in the Indenture).

Automatic Exercise on Conversion Dates:
On each Conversion Date, a number of Options equal to the number of Relevant Convertible Notes for such Conversion Date in denominations of USD1,000 principal amount shall be automatically exercised, subject to “Notice of Exercise” below.

Notice Deadline:	In respect of any exercise of Options hereunder, the Scheduled Trading Day immediately preceding the first Scheduled Trading Day of the relevant “Observation Period” (as defined in the Indenture), subject to “Notice of Exercise” below.

Notice of Exercise:	Notwithstanding anything to the contrary in the Equity Definitions, Dealer shall have no obligation to make any payment or delivery in respect of any exercise of Options hereunder unless Counterparty notifies Dealer in writing prior to 5:00 P.M., New York City time, on the Notice Deadline in respect of such exercise, of (i) the number of Relevant Convertible Notes being converted on the related Conversion Date, (ii) the scheduled settlement date under the Indenture for the Relevant Convertible Notes for such Conversion Date, (iii) the first Scheduled Trading Day of the relevant Observation Period, (iv) the Cash Percentage (as defined in the Indenture), and (v) the delivery of any Jones Act Notice, to the extent such notice is delivered to holders of Relevant Convertible Notes for such Conversion Date (and, if any Jones Act Notice is so delivered, Counterparty shall notify Dealer prior to the Notice Deadline of the number, if any, of Convertible Notes that Counterparty had previously notified Dealer were being converted pursuant to clause (i) above that are not Relevant Convertible Notes by reason of the retraction of the related Conversion Notice pursuant to the Indenture). “Jones Act Notice” means any notice to holders of Convertible Notes pursuant to Section 12.02(c) of the Indenture. Notwithstanding the foregoing, in the case of any exercise of Options hereunder in connection with the conversion of any Relevant Convertible Notes for any Conversion Dates occurring during the period starting on the 65th Scheduled Trading Day prior to the Maturity Date and ending on the Maturity Date (the “Final Conversion Period”), (a) the Notice Deadline shall be 12:00 P.M. (New York City time) on the Scheduled Trading Day immediately following the relevant Exercise Date and the content of such notice shall be as set forth in clauses (i) and (ii) above, and (b) Counterparty shall notify Dealer of (x) the applicable Cash Percentage on the date it notifies the Trustee (as defined in the Indenture) thereof, (y) the delivery of any Jones Act Notice (if any such notice is delivered), on the date it gives holders such Jones Act Notice, and (z) if any Jones Act Notice is so delivered, the number, if any, of Convertible Notes that Counterparty had previously notified Dealer were being converted pursuant to clause (i) above that are not Relevant Convertible Notes by reason of the retraction of the related Conversion Notice pursuant to the Indenture, on the date it receives notice of such retraction, but in the case of any of either (x), (y) or (z) no later than the first Exchange Business Day following the last day of the “Conversion Retraction Period” (as defined in the Indenture) for the Final Conversion Period. Notwithstanding any election or notice pursuant to the terms of the Convertible Notes to the contrary, the Cash Percentage for any Relevant Convertible Notes shall be deemed to be zero for purposes of the Transaction (including, without limitation, for purposes of determining the Delivery Obligation) unless, in the Conversion Notice relating to such Relevant Convertible Notes (or, if the Conversion Dates for such Relevant Convertible Notes occur during the Final Conversion Period, in the notice to Dealer specifying the Cash Percentage for such Relevant Convertible Notes), Counterparty makes the representations, warranties and agreements set forth in Section 7(a)(i) hereof as of the date of such notice. For the avoidance of doubt, if Counterparty fails to give such notice when due in respect of any exercise of Options hereunder, Dealer’s obligation to make any payment or delivery in respect of such exercise shall be permanently extinguished, and late notice shall not cure such failure. If Counterparty notifies Dealer that any Convertible Note is being converted and such Convertible Note is not being converted, or fails to notify Dealer of the retraction of the Conversion Notice with respect to any Convertible Note that Counterparty had previously notified Dealer was being converted, (i) such Convertible Note shall be treated for all purposes under this Transaction as if it had been converted as described in Counterparty’s notice to Dealer, (ii) the Delivery Obligation shall be calculated as if a Convertible Note had been converted pursuant to the Indenture and (iii) the Calculation Agent shall thereafter treat conversions of outstanding Convertible Notes as resulting in Relevant Convertible Notes under the Transaction in its commercially reasonably discretion using a “first in, first out” methodology.
Settlement Terms:

Settlement Date:	For any Exercise Date, the settlement date for the Shares and/or cash to be delivered in respect of the Relevant Convertible Notes for the relevant Conversion Date under the terms of the Indenture; provided that the Settlement Date shall not be prior to the latest of (i) the date one Settlement Cycle following the final day of the relevant Observation Period, (ii) the Exchange Business Day immediately following the date on which Counterparty gives notice to Dealer of such Settlement Date prior to 5:00 P.M., New York City time, and (iii) the Exchange Business Day immediately following the date Counterparty provides the Notice of Delivery Obligation prior to 5:00 P.M., New York City time.

Delivery Obligation:	In lieu of the obligations set forth in Sections 8.1 and 9.1 of the Equity Definitions, and subject to “Notice of Exercise” above, in respect of any Exercise Date, Dealer will deliver to Counterparty on the related Settlement Date (the “Delivery Obligation”) (i) a number of Shares equal to the product of (x) the Applicable Percentage and (y) the aggregate number of Deliverable Shares (as defined in the Indenture), if any, that Counterparty is obligated to deliver to the holder(s) of the Relevant Convertible Notes for such Conversion Date pursuant to Section 12.02(a) of the Indenture (except that such aggregate number of Shares shall be determined without taking into consideration any rounding pursuant to Section 12.04 of the Indenture and shall be rounded down to the nearest whole number) and cash in lieu of fractional shares, if any, resulting from such rounding, and/or (ii) cash in an amount equal to the product of (x) the Applicable Percentage and (y) the amount of cash, if any, in excess of the aggregate principal amount of the Relevant Convertible Notes for such Conversion Date that Counterparty is obligated to pay to the holder(s) of such Relevant Convertible Notes in lieu of delivering such Deliverable Shares pursuant to Section 12.02(a) of the Indenture (such Shares and/or cash deliverable to the holder(s) of the Relevant Convertible Notes, collectively, the “Convertible Obligation”); provided that the Convertible Obligation shall be determined excluding any Shares and cash that Counterparty is obligated to deliver to holder(s) of the Relevant Convertible Notes as a direct or indirect result of any adjustments to the Applicable Conversion Rate pursuant to Section 12.05(h) of the Indenture and any interest payment that the Counterparty is (or would have been) obligated to deliver to holder(s) of the Relevant Convertible Notes for such Conversion Date; and provided further that, if the Convertible Obligation includes any amount of Shares or cash that Counterparty is obligated to deliver to holder(s) of the Relevant Convertible Notes as a direct or indirect result of any adjustments to the Applicable Conversion Rate pursuant to Section 12.01(e) of the Indenture, the Delivery Obligation shall be such that the fair value of the Delivery Obligation, as determined by the Calculation Agent in a commercially reasonable manner, equals the lesser of (i) the fair value of the Convertible Obligation, as determined by the Calculation Agent in a commercially reasonable manner, and (ii) the amount that would be payable by Dealer to Counterparty pursuant to Section 6 of the Agreement if the Settlement Date were the Early Termination Date in respect of an Additional Termination Event (with Counterparty as the sole Affected Party) under a hypothetical transaction with the same terms as the

Transaction, but (x) with a Number of Options equal to the number of Relevant Convertible Notes for such Conversion Date and (y) such amount payable determined as if Section 12.01(e) of the Indenture were deleted (and any Delivery Obligation determined pursuant to clause (ii) above shall include proportions of Shares and/or cash determined by the Calculation Agent applying the applicable Cash Percentage). For the avoidance of doubt, if the “Daily Conversion Value” (as defined in the Indenture) for each of the VWAP Trading Days (as defined in the Indenture) occurring in the relevant Observation Period is less than or equal to USD 20.00, Dealer will have no delivery obligation hereunder in respect of the related Exercise Date.

Notice of Delivery Obligation:	No later than the Exchange Business Day immediately following the last day of the relevant Observation Period), Counterparty shall give Dealer notice of the final number of Shares and/or the amount of cash comprising the relevant Convertible Obligation; provided that, with respect to any Exercise Date occurring during the Final Conversion Period, Counterparty may provide Dealer with a single notice of the aggregate number of Shares and/or amount of cash comprising the Convertible Obligations for all Exercise Dates occurring during such period (it being understood, for the avoidance of doubt, that the requirement of Counterparty to deliver such notice shall not limit Counterparty’s obligations with respect to Notice of Exercise or Dealer’s obligations with respect to Delivery Obligation, each as set forth above, in any way).

Other Applicable Provisions:	To the extent Dealer is obligated to deliver Shares hereunder, the provisions of Sections 9.1(c), 9.8, 9.9, 9.10, 9.11 and 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction; provided that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws that exist as a result of the fact that Buyer is the issuer of the Shares.

Restricted Certificated Shares:	Notwithstanding anything to the contrary in the Equity Definitions, Dealer may, in whole or in part, deliver Shares in certificated form representing the Number of Shares to be Delivered to Counterparty in lieu of delivery through the Clearance System.
Adjustments:

Method of Adjustment:	Notwithstanding Section 11.2 of the Equity Definitions, upon the occurrence of any event or condition set forth in Section 12.05(a), (b), (c), (d), (e) or (f) of the Indenture, the Calculation Agent shall make the corresponding adjustment in respect of any one or more of the Number of Options, the Option Entitlement and any other variable relevant to the exercise, settlement or payment of the Transaction, to the extent an analogous adjustment is made under the Indenture. Immediately upon the occurrence of any “Adjustment Event” (as defined in the Indenture) Counterparty shall notify the Calculation Agent of such Adjustment Event; and once the adjustments to be made to the terms of the Indenture and the Convertible Notes in respect of such Adjustment Event have been determined, Counterparty shall immediately notify the Calculation Agent in writing of the details of such adjustments.
Extraordinary Events:

Merger Events:	Notwithstanding Section 12.1(b) of the Equity Definitions, a “Merger Event” means the occurrence of any event or condition set forth in Section 12.12 of the Indenture.

Consequences of Merger Events:	Notwithstanding Section 12.2 of the Equity Definitions, upon the occurrence of a Merger Event, the Calculation Agent shall make the corresponding adjustment in respect of any adjustment under the Indenture to any one or more of the nature of the Shares, the Number of Options, the Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction, to the extent an analogous adjustment is made under the Indenture in respect of such Merger Event; provided that such adjustment shall be made without regard to any adjustment to the Applicable Conversion Rate for the issuance of additional Shares as set forth in Section 12.05(h) of the Indenture.

Notice of Merger Consideration and Consequences:
Upon the occurrence of a Merger Event that causes the Shares to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), Counterparty shall reasonably promptly (but in any event prior to the Merger Date) notify the Calculation Agent of (i) the weighted average of the types and amounts of consideration received by the holders of Shares entitled to receive cash, securities or other property or assets with respect to or in exchange for such Shares in any Merger Event who affirmatively make such an election and (ii) the details of the adjustment made under the Indenture in respect of such Merger Event.

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the

Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

(a) Change in Law:	Applicable

(b) Insolvency Filing:	Applicable

(c) Hedging Disruption:	Applicable

(d) Increased Cost of Hedging:	Applicable

Hedging Party:	Dealer

Determining Party:	Dealer

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

3. Calculation Agent:	Dealer

4. Account Details:
     Dealer Payment Instructions:
ABA: 053-000-219
Wachovia Bank, National Association
Charlotte, NC
A/C: 04659360009768
Attn: Equity Derivatives
     Counterparty Payment Instructions:
To be provided by Counterparty.
5. Offices:
    The Office of Dealer for the Transaction is:
Wachovia Bank, National Association
375 Park Avenue
New York, NY 10152
     The Office of Counterparty for the Transaction is:
Horizon Lines, Inc.
4064 Colony Road, Suite 200
Charlotte, North Carolina 28211
    6. Notices: For purposes of this Confirmation:
(a)	Address for notices or communications to Counterparty:

To:	Horizon Lines, Inc.
4064 Colony Road, Suite 200
Charlotte, North Carolina 28211

Attn:	M. Mark Urbania, Senior Vice President and Chief Financial Officer
Telephone:	(704) 973-7049
Facsimile:	(704) 973-7010

With a copy to:

Attn:	Robert S. Zuckerman, Vice President and General Counsel
Telephone:	(704) 973-7012
Facsimile:	(704) 973-7010
     (b) Address for notices or communications to Dealer:

To:	Wachovia Bank, National Association
375 Park Avenue
New York, NY 10152
Attn:	Head of Documentation
Telephone:	212-214-6100
Facsimile:	212-214-5913
     7. Representations, Warranties and Agreements:
     (a) In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Counterparty represents and warrants to and for the benefit of, and agrees with, Dealer as follows:
     (i) On the Trade Date, (A) none of Counterparty and its officers and directors is aware of any material nonpublic information regarding Counterparty or the Shares and (B) all reports and other documents filed by Counterparty with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.
     (ii) On the Trade Date, neither Counterparty nor any “affiliate” or “affiliated purchaser” (each as defined in Rule 10b-18 of the Exchange Act (“Rule 10b-18”)) shall directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument other than the Transaction) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares.
     (iii) Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that Dealer is not making any representations or warranties with respect to the treatment of the Transaction under any accounting standards including FASB Statements 128, 133 ( as amended), 149 or 150, EITF Issue No. 00-19, 01-6 or 03-6 (or any successor issue statements) or under FASB’s Liabilities & Equity Project.
     (iv) Without limiting the generality of Section 3(a)(iii) of the Agreement, the Transaction will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act.
     (v) Prior to the Trade Date, Counterparty shall deliver to Dealer a resolution of Counterparty’s board of directors authorizing the Transaction and such other certificate or certificates as Dealer shall reasonably request.

     (vi) Counterparty is not entering into this Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or to otherwise violate the Exchange Act.
     (vii) Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, required to register as, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.
     (viii) On each of the Trade Date, the Premium Payment Date and the Additional Premium Payment Date, if any, Counterparty is not “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and Counterparty would be able to purchase the Shares hereunder in compliance with the laws of the jurisdiction of Counterparty’s incorporation..
     (ix) The representations and warranties of Counterparty set forth in Section 3 of the Agreement and Section 1 of the Purchase Agreement are true and correct as of the Trade Date, the Effective Date and the Additional Premium Payment Date and are hereby deemed to be repeated to Dealer as if set forth herein.
     (b) Each of Dealer and Counterparty agrees and represents that it is an “eligible contract participant” as defined in Section 1a(12) of the U.S. Commodity Exchange Act, as amended.
     (c) Each of Dealer and Counterparty acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(2) thereof. Accordingly, Counterparty represents and warrants to Dealer that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment and its investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and it is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof, (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws, and (v) its financial condition is such that it has no need for liquidity with respect to its investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness and is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction.
     (d) Each of Dealer and Counterparty agrees and acknowledges that Dealer is a “financial institution,” “swap participant” and/or “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of Title 11 of the United States Code (the “Bankruptcy Code”). The parties hereto further agree and acknowledge (A) that this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder is a “settlement payment,” as such term is defined in Section 741(8) of the Bankruptcy Code, and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder is a “transfer,” as such term is defined in Section 101(54) of the Bankruptcy Code, and (B) that Dealer is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code.
     (e) Counterparty shall deliver to Dealer an opinion of counsel, dated as of the Trade Date and reasonably acceptable to Dealer in form and substance, with respect to the matters set forth in Section 3(a) of the Agreement.
     8. Other Provisions:
     (a) Right to Extend. Dealer may postpone any Settlement Date or any other date of valuation or delivery by Dealer, with respect to some or all of the relevant Options (in which event the Calculation

Agent shall make appropriate adjustments to the Delivery Obligation), if Dealer determines, in its reasonable discretion, that such extension is reasonably necessary or appropriate to preserve Dealer’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions in the cash market, the stock borrow market or other relevant market or to enable Dealer to effect purchases of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer.
     (b) Additional Termination Events. The occurrence of (i) an event of default with respect to Counterparty under the terms of the Convertible Notes as set forth in Section 5.01 of the Indenture, or (ii) an Amendment Event shall be an Additional Termination Event with respect to which the Transaction is the sole Affected Transaction and Counterparty is the sole Affected Party, and Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement.
          “Amendment Event” means that Counterparty amends, modifies, supplements or obtains a waiver in respect of any term of the Indenture or the Convertible Notes governing the principal amount, coupon, maturity, repurchase obligation of Counterparty, redemption right of Counterparty, any term relating to conversion of the Convertible Notes (including changes to the conversion price, conversion settlement dates or conversion conditions), or any term that would require consent of the holders of not less than 100% of the principal amount of the Convertible Notes to amend, in each case without the prior consent of Dealer.
     (c) Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If Dealer shall owe Counterparty any amount pursuant to Section 12.2 of the Equity Definitions and “Consequences of Merger Events” above, or Sections 12.3, 12.6, 12.7 or 12.9 of the Equity Definitions (except in the event of a Merger Event, Insolvency, or Nationalization, in which the consideration or proceeds to be paid to holders of Shares consists solely of cash) or pursuant to Section 6(d)(ii) of the Agreement (except in the event of an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, that resulted from an event or events within Counterparty’s control) (a “Payment Obligation”), Counterparty shall have the right, in its sole discretion, to require Dealer to satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) by giving irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, between the hours of 9:00 A.M. and 4:00 P.M. New York City time on the Merger Date, Announcement Date or Early Termination Date, as applicable (“Notice of Share Termination”). If no Notice of Share Termination is received by Dealer within the time specified in the preceding sentence, Dealer shall have the right, in its sole discretion, to satisfy the Payment Obligation by the Share Termination Alternative by promptly giving Counterparty a Notice of Share Termination. Upon delivery of a Notice of Share Termination by either party, the following provisions shall apply on the Scheduled Trading Day immediately following the Merger Date, Announcement Date or Early Termination Date, as applicable:

Share Termination Alternative:	Applicable and means that Dealer shall deliver to Counterparty the Share Termination Delivery Property on the date on which the Payment Obligation would otherwise be due pursuant to Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) of the Agreement, as applicable (the “Share Termination Payment Date”), in satisfaction of the Payment Obligation.

Share Termination Delivery Property:
A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of the aggregate amount of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value of property contained in one Share Termination Delivery

Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its reasonable discretion by commercially reasonable means and notified by the Calculation Agent to Dealer at the time of notification of the Payment Obligation.

Share Termination Delivery Unit:	In the case of a Termination Event, Event of Default or Delisting, one Share or, in the case of an Insolvency, Nationalization or Merger Event, one Share or a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization or Merger Event. If such Insolvency, Nationalization or Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Applicable

Other applicable provisions:	If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9, 9.11 and 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction, except that all references to “Shares” shall be read as references to “Share Termination Delivery Units”; provided that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws as a result of the fact that Buyer is the issuer of any Share Termination Delivery Units (or any part thereof).
The parties hereby agree that, notwithstanding anything to the contrary herein or in the Agreement, following the payment of the Premium, in the event that an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to the Transaction or the Transaction is terminated or cancelled pursuant to Article 12 of the Equity Definitions and, as a result, Counterparty would owe to Dealer an amount calculated under Section 6(e) of the Agreement or Article 12 of the Equity Definitions, such amount shall be deemed to be zero.
     (d) Disposition of Hedge Shares. Counterparty hereby agrees that if, in the good faith reasonable judgment of Dealer, the Shares (the “Hedge Shares”) acquired by Dealer for the purpose of hedging its obligations pursuant to the Transaction cannot be sold in the U.S. public market by Dealer without registration under the Securities Act, Counterparty shall, at its election: (i) in order to allow Dealer to sell the Hedge Shares in a registered offering, make available to Dealer an effective registration statement under the Securities Act to cover the resale of such Hedge Shares and (A) enter into an agreement, in form and substance satisfactory to Dealer, substantially in the form of an underwriting agreement for a registered offering, (B) provide accountant’s “comfort” letters in customary form for registered offerings of equity securities, (C) provide disclosure opinions of nationally recognized outside counsel to Counterparty reasonably acceptable to Dealer, (D) provide other customary opinions, certificates and closing documents customary in form for registered offerings of equity securities and (E) afford Dealer a reasonable opportunity to conduct a “due diligence” investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities; provided, however, that if Dealer, in its reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this Section 8(d) shall apply at the election of Counterparty; (ii) in order to allow Dealer to sell the Hedge Shares in a private placement, to enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance satisfactory to Dealer, including customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Dealer, due diligence rights (for Dealer or any designated buyer of the Hedge Shares from Dealer), opinions and certificates and such other documentation as is customary for private placements agreements, all reasonably acceptable to Dealer (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its reasonable judgment, to compensate Dealer for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement); or (iii) purchase the Hedge Shares from Dealer at the VWAP Price on such Exchange Business Days, and in the amounts, requested by Dealer.
     (e) Repurchase Notices. Counterparty shall, on any day on which Counterparty effects any repurchase of Shares, promptly give Dealer a written notice of such repurchase (a “Repurchase Notice”) on such day if, following such repurchase, the Notice Percentage as determined on such day is (i) greater than 6% and (ii) greater by 0.5% than the Notice Percentage included in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, greater than the Notice Percentage as of the date hereof). The “Notice Percentage” as of any day is the fraction, expressed as a percentage, the numerator of which is the Number of Shares and the denominator of which is the number of Shares outstanding on such day. In the event that Counterparty fails to provide Dealer with a Repurchase Notice on the day and in the manner specified in this Section 8(e) then Counterparty agrees to indemnify and hold harmless Dealer, its affiliates and their respective directors, officers, employees, agents and controlling persons (Dealer and each such person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities (or actions in respect thereof), joint or several, to which such Indemnified Party may become subject under applicable law or as a result of any provisions in the Certificate (as defined below), including without limitation, Section 16 of the Exchange Act, relating to or arising out of such failure. If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold harmless any Indemnified Party, then Counterparty shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability. In addition, Counterparty will reimburse any Indemnified Party for all expenses (including reasonable counsel fees and expenses) as they are incurred (after notice to Counterparty) in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Counterparty. This indemnity shall survive the completion of the Transaction contemplated by this Confirmation and any assignment and delegation of the Transaction made pursuant to this Confirmation or the Agreement shall inure to the benefit of any permitted assignee of Dealer.
     (f) Transfer and Assignment. Counterparty shall have the right to assign its rights and obligations under the Transaction with the written consent of Dealer, such consent not to be unreasonably withheld. Dealer may condition such consent on (i) receipt by Dealer of opinions and documents reasonably satisfactory to Dealer in connection with such assignment, (ii) such assignment being effected on terms reasonably satisfactory to Dealer with respect to any legal and regulatory requirements relevant to the Dealer, and (iii) Counterparty continuing to be obligated to provide notices hereunder relating to the Convertible Notes and continuing to be obligated with respect to “Disposition of Hedge Shares” and “Repurchase Notices” above; provided that the transfer or assignment (or the absence of such transfer or assignment) of any other transaction between the parties shall not be the basis on which Dealer may withhold such consent. Dealer may transfer or assign without any consent of Counterparty its rights and obligations hereunder, in whole or in part, to any nationally recognized (in the United States) bank or dealer or affiliate thereof, or any such bank or dealer or affiliate whose obligations hereunder would be guaranteed by a person, in either case, of credit quality equivalent to or better than Dealer (or its guarantor); provided that at any time at which any Excess Ownership Position occurs, if Dealer, in its discretion, is unable to effect a transfer or assignment to a third party in accordance with the requirements set forth above after using its commercially reasonable efforts on pricing terms reasonably acceptable to Dealer such that an Excess Ownership Position no longer exists, Dealer may designate any Scheduled Trading Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of the Transaction, such that such Excess Ownership Position no longer exists. In the event that Dealer so designates an Early Termination Date with respect to a portion of the Transaction, a payment or delivery shall be made pursuant to Section 6 of the Agreement and Section 8(c) of this Confirmation as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Terminated Portion of the Transaction, (ii) Counterparty shall be the sole Affected Party with respect to such partial termination and (iii) such portion of the Transaction shall be the only Terminated Transaction. “Excess Ownership Position” means any of the following: (i) the Beneficial Ownership of Dealer Group is equal to or greater than 8.5% of the outstanding Shares, (ii) Dealer or any “affiliate” or “associate” of Dealer would own in excess of 13% of the outstanding Shares for purposes of Section 203 of the Delaware General Corporation Law, (iii) the Maritime Law Ownership Percentage of the Maritime Law Dealer Group would be equal to or greater than 4% of the outstanding Shares, or (iv) the aggregate percentage of non-U.S. citizen owners (as determined pursuant to Counterparty’s Amended and Restated Certificate of Incorporation (the “Certificate”)) of Shares shall equal or exceed 18% of the outstanding Shares. “Beneficial Ownership” means the “beneficial ownership” (within the meaning of Section 13 of the Exchange Act and the rules promulgated thereunder) of Shares by Dealer or any affiliate of Dealer subject to aggregation with Dealer under such Section 13 and rules (collectively, “Dealer Group”). “Maritime Law Ownership Percentage” means the ownership, as construed under the Maritime Laws, of Shares by Dealer or any person whose ownership would be aggregated with that of Dealer or Dealer’s parent entity under the Maritime Laws (collectively, the “Maritime Law Dealer Group”). “Maritime Laws” means, collectively and without duplication, Chapters 121 and 505 of Title 46 of the United States Code and any successor statute thereto, and the regulations promulgated under such Title or successor statute or, to the extent remaining in force, under any predecessor statute, in each case as amended or supplemented from time to time, or any “Maritime Laws” as defined in the Certificate. Counterparty shall promptly notify Dealer if at any time either (i) any purported transfer of any shares of any class or series of capital stock of Counterparty is void and ineffective pursuant to paragraph 4(a) of Article V of the Certificate or (ii) any shares of any class or series of capital stock of Counterparty are “Excess Shares” pursuant to paragraph 5 of Article V of the Certificate. Counterparty shall provide Dealer with a copy of any filings submitted to any regulatory authority relating to Counterparty’s or Counterparty’s stockholders’ citizenship under the Maritime Laws so long as Dealer (or any assignee of Dealer) has agreed to keep any such filings and the information contained therein confidential on terms reasonably acceptable to Counterparty and Dealer. Counterparty acknowledges that it will not treat Dealer (or any affiliate of Dealer) as the owner, for purposes of the Maritime Laws or Article V of the Certificate, of any Shares by virtue of any swap transactions relating to Shares that Dealer (or any affiliate of Dealer) may enter into in connection with its hedging activities in respect of the Transaction or otherwise in the course of its business, so long as such swap transactions may only be cash settled and do not require any party to such swap transactions to own or hold any Shares according to their terms and do not provide Dealer (or any such affiliate) with any contractual rights to acquire Shares or exercise voting rights with respect to any Shares.
     (g) Staggered Settlement. Dealer may, by notice to Counterparty prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares on one or more dates (each, a “Staggered Settlement Date”) or at two or more times on the Nominal Settlement Date as follows:
     (i) in such notice, Dealer will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to such Nominal Settlement Date by, but not prior to the earlier of the relevant Conversion Date and the first day of the relevant Observation Period) or delivery times and how it will allocate the Shares it is required to deliver under “Delivery Obligation” (above) among the Staggered Settlement Dates or delivery times; and
     (ii) the aggregate number of Shares that Dealer will deliver to Counterparty hereunder on all such Staggered Settlement Dates and delivery times will equal the number of Shares that Dealer would otherwise be required to deliver on such Nominal Settlement Date.
     (h) Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.
     (i) No Netting and Set-off. The provisions of Section 2(c) of the Agreement shall not apply to the Transaction. Each party waives any and all rights it may have to set-off delivery or payment obligations it owes to the other party under the Transaction against any delivery or payment obligations owed to it by the other party, whether arising under the Agreement, under any other agreement between parties hereto, by operation of law or otherwise.

     (j) Equity Rights. Dealer acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transaction that are senior to the claims of common stockholders in the event of Counterparty’s bankruptcy. For the avoidance of doubt, the parties agree that the preceding sentence shall not apply at any time other than during Counterparty’s bankruptcy to any claim arising as a result of a breach by Counterparty of any of its obligations under this Confirmation or the Agreement. For the avoidance of doubt, the parties acknowledge that this Confirmation is not secured by any collateral that would otherwise secure the obligations of Counterparty herein under or pursuant to any other agreement.
     (k) Early Unwind. In the event the sale by Counterparty of the Convertible Notes is not consummated with the Initial Purchasers pursuant to the Purchase Agreement for any reason by the close of business in New York on August 8, 2007 (or such later date as agreed upon by the parties, which in no event shall be later than August 10, 2007) (August 8, 2007 or such later date being the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”) on the Early Unwind Date and the Transaction and all of the respective rights and obligations of Dealer and Counterparty thereunder shall be cancelled and terminated. Following such termination and cancellation, each party shall be released and discharged by the other party from, and agrees not to make any claim against the other party with respect to, any obligations or liabilities of either party arising out of, and to be performed in connection with, the Transaction either prior to or after the Early Unwind Date. Dealer and Counterparty represent and acknowledge to the other that upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.
     (l) Termination Amounts. Notwithstanding anything to the contrary in the Agreement or the Equity Definitions, any determination of Loss or any amount payable upon cancellation or termination of the Transaction pursuant to Article 12 of the Equity Definitions shall, in a commercially reasonable manner, take into account any costs or losses incurred by Dealer or any of its affiliates in connection with Dealer’s (or such affiliate’s) hedging activities in respect of the Transaction as a result of the provisions of Article V of the Certificate (whether before or in connection with the termination or cancellation of the Transaction).
     (m) Governing Law. The Agreement, this Confirmation and all matters arising in connection with the Agreement and this Confirmation shall be governed by, and construed and enforced in accordance with, the laws of the State of New York (without reference to its choice of laws doctrine, other than Title 14 of the New York General Obligations Law).
     (n) Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to the Transaction. Each party (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into the Transaction by, among other things, the mutual waivers and certifications provided herein.
     (o) Submission to Jurisdiction. Section 13(b) of the Agreement is deleted in its entirety and replaced by the following:
     “Each party hereby irrevocably and unconditionally submits for itself and its property in any legal action or proceeding by the other party against it relating to this Agreement and/or any Transaction, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the Supreme Court of the State of New York, sitting in New York County, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof. Nothing in any Confirmation or this Agreement precludes either party from bringing Proceedings in any other jurisdiction if (A) the courts of the State of New York or the United States of America for the Southern District of New York lack jurisdiction over the parties or the subject matter of the Proceedings or declines to accept the Proceedings on the grounds of lacking such jurisdiction; (B) the Proceedings are commenced by a party for the purpose of enforcing against the other party’s property, assets or estate any decision or judgment rendered by any court in which Proceedings may be brought as provided hereunder; (C) the Proceedings are commenced to appeal any such court’s decision or judgment to any higher court with competent appellate jurisdiction over that court’s decisions or judgments if that higher court is located outside the State of New York or

Borough of Manhattan, such as a federal court of appeals or the U.S. Supreme Court; or (D) any suit, action or proceeding has been commenced in another jurisdiction by or against the other party or against its property, assets or estate and, in order to exercise or protect its rights, interests or remedies under this Agreement or any Confirmation, the party (1) joins, files a claim, or takes any other action, in any such suit, action or proceeding, or (2) otherwise commences any Proceeding in that other jurisdiction as the result of that other suit, action or proceeding having commenced in that other jurisdiction.”
     (p) Counterparts. This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
     (q) Designation by Dealer. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Dealer’s obligations in respect of the Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Counterparty to the extent of any such performance.
     9. Terms Relating to the Agent:
     (a) The Agent is registered as a broker-dealer with the U.S. Securities and Exchange Commission and the National Association of Securities Dealers, Inc., is acting hereunder for and on behalf of Dealer solely in its capacity as agent for Dealer pursuant to instructions from Dealer, and is not and will not be acting as the Counterparty’s agent, broker, advisor or fiduciary in any respect under or in connection with the Transaction.
     (b) In addition to acting as Dealer’s agent in executing the Transaction, the Agent is authorized from time to time to give written payment and/or delivery instructions to the Counterparty directing it to make its payments and/or deliveries under the Transaction to an account of the Agent for remittance to Dealer (or its designee), and for that purpose any such payment or delivery by the Counterparty to the Agent shall be treated as a payment or delivery to Dealer.
     (c) Except as otherwise provided herein, any and all notices, demands, or communications of any kind transmitted in writing by either Dealer or the Counterparty under or in connection with the Transaction will be transmitted exclusively by such party to the other party through the Agent at the following address:
Wachovia Capital Markets, LLC
201 South College Street, 6th Floor
Charlotte, NC 28288-0601
Facsimile No.: (704) 383-8425
Telephone No.: (704) 715-8086
Attention: Equity Derivatives
     (d) The Agent shall have no responsibility or liability to Dealer or the Counterparty for or arising from (i) any failure by either Dealer or the Counterparty to perform any of their respective obligations under or in connection with the Transaction, (ii) the collection or enforcement of any such obligations, or (iii) the exercise of any of the rights and remedies of either Dealer or the Counterparty under or in connection with the Transaction. Each of Dealer and the Counterparty agrees to proceed solely against the other to collect or enforce any such obligations, and the Agent shall have no liability in respect of the Transaction except for its gross negligence or willful misconduct in performing its duties as the agent of Dealer.
     (e) Upon written request, the Agent will furnish to Dealer and the Counterparty the date and time of the execution of the Transaction and a statement as to the source and amount of any remuneration received or to be received by the Agent in connection with the Transaction.

     Counterparty hereby agrees (a) to check this Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the agreement between Dealer and Counterparty with respect to the Transaction, by manually signing this Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Dealer, Equity Derivatives Documentation Unit, Facsimile No. (212) 214-5913 or by email to equity.confirms@wachovia.com.

Yours faithfully,

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	Wachovia Capital Markets, LLC, acting solely in its
capacity as its Agent

By:	/s/ Cathleen Burke

Name:	Cathleen Burke
Title:	Managing Director

WACHOVIA CAPITAL MARKETS, LLC, acting solely in its
capacity as Agent of Wachovia Bank, National Association

By:	/s/ Cathleen Burke

Name:	Cathleen Burke
Title:	Managing Director

Agreed and Accepted By:

HORIZON LINES, INC.

By:	/s/ Robert S. Zuckerman
Name: Robert S. Zuckerman
Title: Secretary